UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Wynn Resorts, Limited

(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn

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Elaine Wynn Comments on Glass Lewis Recommendation that Wynn Resorts Shareholders “WITHHOLD” Votes from Legacy Director John J. Hagenbuch

Proxy Advisory Firm Recognizes Value of Co-Founder and Largest Shareholder Elaine Wynn’s Ideas for Restoring Accountability and Transparency to the Board

Glass Lewis Also Recommends Shareholders Vote “AGAINST” Wynn Resorts’ Say-on-Pay Proposal

Ms. Wynn Continues to Urge Shareholders to WITHHOLD Votes from Legacy Director Nominee John J. Hagenbuch

LAS VEGAS – May 4, 2018 – Elaine P. Wynn, co-founder and the largest shareholder of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn,” the “Company”), today announced that in a report issued on May 3, 2018, Glass, Lewis & Co., LLC (“Glass Lewis”), one of the nation’s leading independent proxy advisor firms, has recommended that Wynn shareholders “WITHHOLD” votes from legacy director nominee John J. Hagenbuch and vote “AGAINST” approval of Wynn Resorts’ say-on-pay proposal at the Company’s annual meeting on Wednesday, May 16, 2018, in Las Vegas, Nevada.

Commenting on the decision, Ms. Wynn said, “I am pleased that the need to enhance Wynn’s long-term value, eliminate the risk of longtime directors making short-sighted decisions, restore the Company's reputation, and transform it from a corporate governance laggard into a corporate governance leader has been recognized, and urge shareholders to support my WITHHOLD the vote campaign against Mr. Hagenbuch.”

In summarizing its position to shareholders that shareholders should “WITHHOLD” votes from Mr. Hagenbuch, Glass Lewis commented*:

•	“[W]e are ultimately inclined to conclude there may be greater value in effectively objecting to Mr. Hagenbuch's nomination, which should be considered against his questionable role on the special committee reviewing accusations against Mr. Wynn and his shared culpability for years of misaligned compensation practices that Glass Lewis continues to believe are problematic.”

•	“[W]e consider a concerted vote opposing the continued service of a director personally linked to Mr. Wynn and certain of the Company's greater oversight failures would send a more pronounced message that investors seek a clearer break from the status quo.”

•	“[W]e agree with Ms. Wynn that the effective utility of Mr. Hagenbuch's continued service on behalf of ordinary investors has been called into question, both by virtue of his determination to accept an oversight role on a committee charged with evaluating extremely serious and reputationally damaging claims against a personal friend and his culpability for Wynn's slide toward misaligned executive compensation practices and the Company's relatively obdurate pace of change in the face of distressingly large opposition from ordinary investors.”

•	“[W]e believe a significant withhold vote from Mr. Hagenbuch would offer a concrete mandate to a board that might otherwise continue to take actions that strain the credibility of a still-nascent pivot toward improved composition and potentially more progressive corporate governance.”

Specifically commenting on Mr. Hagenbuch’s membership on the special committee investigating allegations against former Chairman and CEO Steven A. Wynn, Glass Lewis wrote:

•	“[W]e consider reasonable concern has been raised with respect to the appointment of Mr. Hagenbuch to this committee. In particular, we note Ms. Wynn asserts – and the Company does not deny – that Mr. Hagenbuch has long maintained a private, friendly relationship with Mr. Wynn. We believe the presence of such a potential conflict of interest – whether real or perceived – should have been viewed as functionally preclusive to a process centered on intensely personal allegations of misconduct by a direct associate of Mr. Hagenbuch.”

In recommending that shareholders vote “AGAINST” Wynn’s advisory vote on executive compensation, Glass Lewis said:

•	“The Company has been deficient in linking executive pay to corporate performance, as indicated by the ‘D’ grade received by the Company in Glass Lewis' pay-for-performance model. A properly structured pay program should motivate executives to drive corporate performance, thus aligning executive and long-term shareholder interests...In our view, shareholders should be concerned with these repeated misalignments.”

•	“[W]e continue to believe the Company's executive compensation architecture -- which enables rather rich pay-outs with low performance correlation and a limited risk of forfeiture -- warrants opposition by unaffiliated investors.”

In commenting on the Company’s language in the February 6, 2018 announcement of Mr. Wynn’s resignation, Glass Lewis noted:

•	“Given the gravity of the allegations in question, the possibly adverse impact on portions of Wynn's business and the decidedly nascent phase of the special committee's process at that point in time, we consider the issuance of such a statement -- which included references to Mr. Wynn as "a beloved leader and visionary" – is fairly tone deaf in terms of timing and cultural context. Perhaps just as importantly, the included language implies the then-serving board, including all members of the special committee, either consented to or were not participant in a crucial and questionably framed opening communication to investors regarding allegations against the Company's CEO.”

Ms. Wynn further stated, “If you agree that accountability and transparency need to be restored to the Wynn board room, WITHHOLD your vote from legacy director nominee John J. Hagenbuch at this year’s annual meeting on May 16, 2018.”

*Elaine Wynn has neither sought nor obtained consent from any third party to use previously published information as proxy soliciting material.

Important Additional Information

Elaine P. Wynn is a participant in the solicitation of proxies from the shareholders of Wynn Resorts, Limited (the “Company”) in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). On April 27, 2018, Ms. Wynn filed a definitive proxy statement (the “Definitive Proxy Statement”) and form of BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s shareholders. A description of Ms. Wynn’s direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement. MS. WYNN STRONGLY ENCOURAGES THE COMPANY’S SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Definitive Proxy Statement was first sent to the shareholders of the Company on or about April 30, 2018 and is accompanied by a BLUE proxy card. Shareholders may obtain the Definitive Proxy Statement and any other relevant documents at no charge from the SEC’s website at www.sec.gov or by contacting Ms. Wynn’s proxy solicitor MacKenzie Partners, Inc. at wynn@mackenziepartners.com or by calling toll-free (800) 322-2885 or collect (212) 929-5500.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Ms. Wynn’s proxy materials,
please contact MacKenzie Partners, Inc. at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
Email: wynn@mackenziepartners.com